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                           FORM N-4, ITEM 24(b)

8.50 Form OF  SERVICE AGREEMENT BETWEEN PARNASSUS Investments and  American
              United Life Insurance Company
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                           PARNASSUS FUNDS DISTRIBUTOR

                               SERVICE AGREEMENT

                    PARNASSUS FUNDS & PARNASSUS INCOME FUNDS
Fund

Parnassus Fund                           Ticker       Cusip        Date Est

Parnassus Equity                         PARNX        701765109    12/31/84
Income Fund -Investor Shares

Parnassus Equity                         PRBLX        701769101    8/31/92
Income Fund -Institutional Shares

Parnassus Mid-Cap Fund                   PRILX        701769408    4/28/06

Parnassus Small-Cap Fund                 PARMX        701765885    4/29/05

Parnassus Workplace Fund                 PARSX        701765877    4/29/05

Parnassus Fixed-Income Fund              PRFIX        701769200    4/29/05

THIS SERVICE AGREEMENT for Sub-TA Service Provider ("Agreement") is made as of September 20, 2010, by and between PARNASSUS INVESTMENTS ("Parnassus") and American United Life Insurance Company ("Service Provider").

WHEREAS, Parnassus provides transfer agency and related shareholder services to shareholders of the Parnassus Funds and the Parnassus Income Funds (the "Funds") and wishes to retain Service Provider to provide certain services to Service Provider's clients who hold shares of the Funds ("Clients").

WHEREAS, Terry Burns is a representative of Service Provider ("Designated Representative"); and

WHEREAS, Service Provider is willing to provide such services, as described more fully herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:


1. Appointment. Service Provider will perform or arrange for the performance of the services described herein, including personal services to Clients and account maintenance services with respect to Clients' accounts, on a regular basis, which shall be daily, weekly or as otherwise appropriate, unless otherwise specified by Parnassus. Parnassus will pay Service Provider the service fee payable pursuant to Section 3 of this Agreement.

2. Services.

(a) .Service Provider shall provide personal services to Clients and services relating to maintenance of Client accounts, including:

(i) responding to Client inquiries;

(ii) assisting Clients in changing dividend and/or distribution options, account designations and addresses; and

(iii) providing such other information and assistance to Clients as they or . Parnassus may reasonably request.

(b) Service Provider shall not provide any services that are primarily intended to result in the sale or distribution of shares 'of the Funds.

3. Compensation. For the services provided under this Agreement, Parnassus shall pay Service Provider a service fee at the annual rate according to enclosed Schedule A, payable quarterly, based on the aggregate net asset value of those Fund accounts from time to time designated as a "Designated Representative Account." Parnassus shall have sole discretion as to whether an account is, or continues to be, a "Designated Representative Account." All "Designated Representative Accounts" must be in accounts directly with Parnassus and not registered through an omnibus account registered with Service Provider.

4. Standard of Care. In the performance of its services under this Agreement, Service Provider shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts. Without. limiting the generality of the foregoing or of any other provision of this Agreement, neither Parnassus nor Service Provider shall be liable for delays or errors or loss of data occurring by reason of circumstances beyond Parnassus' or Service Provider's control.

5. Independent Contractor. Service Provider shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Funds in any way, or in any way be deemed an agent for the Funds. It is expressly understood and agreed that the services to be rendered by Service Provider under the provisions of this Agreement are not to be deemed exclusive, and Service Provider shall be fr~e to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not materially be impaired thereby.

6. Fund Information. No person is authorized to make any representations concerning the Funds, shares of the Funds or shareholder services except in accordance with the terms of this Agreement. Neither Service Provider nor any of its agents will use or distribute, or authorize the use or distribution of, any statement relating to the Funds other than those contained in the Funds' current Prospectus or Statement of Additional Information or in such supplemental literature as may be authorized by Parnassus.

7. Reports to Parnassus. Upon request by Parnassus, Service Provider shall provide to Parnassus a written report of the services provided by Service Provider pursuant to this Agreement, in such form and with such frequency as Parnassus may reasonably request.

8. Termination. This Agreement may be terminated without penalty by either party upon at least 30 days prior written notice to the other.

9. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

10. Anti-Money Laundering Program. This Section shall be added as a new Section 20 to the Agreement. Service Provider represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, "AML Ru1es and Regulations"). Service Provider further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particu1ar business, (5) will include a customer identification program for its institutional customers consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers. against the Office of Foreign Asset Control ("OF AC") list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Service Provider's AML books and records.


11. Market Timing. Service Provider and Parnassus will enter into a standard form agreement, pursuant to Ru1e 22c-2 of the Investment Company Act of 1940 whereby Service Provider will agree to provide to Parnassus, upon request, certain information about the identification and trading has its of Service Provider's customers. In no event shall Service Provider provide market timing surveillance or services on behalf of Parnassus other than those services / duties identified in the aforementioned Rule 22c-2 agreement.

12. Miscellaneous.

(a) This Agreement as well as the Rule 22c-2 Agreement embody the entire agreements and understandings between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. .

(b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

( e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(f) This Agreement may not be assigned without the written consent of the parties.


IN WIINESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

PARNASSUS INVESTMENTS
By: /s/ William Fraser
Title: Director of Sharehoder Services

AMERICAN UNITED LIFE INSURANCE COMPANY
(SERVICE PROVIDER)
/s/ Terry W. Burns
Title: AVP Products & Investments

                                   SCHEDULE A

     The following series or classes of the Trusts are "Funds" for purposes of this Agreement, as are the Funds added subsequent to this Agreement currently offered in the applicable Fund's then current prospectus. The fees apply only to the Plans for which Recordkeeper provides services.

Fund             Ticker    Cusip     Date Est.     Min Investment Revenue Share
Parnassus Fund  PARNX     701765109  12/31/84                       25bps
Parnassus Equity PRBLX    701769101   8/31/92                       25bps
Income Fund -Investor Shares

Parnassus Equity PRILX    701769408   4/28/06        $100,000       10 bps
Income Fund -Institutional Shares

Parnassus Mid-Cap PARMX   701765885   4/29/05                       25bps
Fund

Parnassus         PARSX   701765877   4/29/05                       25bps
Small-Cap Fund

Parnassus         PARWX   701765869   4/29/05                       25bps
Workplace Fund

Parnassus         PRFIX   701769200   8/31/92                       25bps
Fixed-Income Fund

                          PARNASSUS FUNDS DISTRIBUTOR

    1 Market Street I Suite 1600 I San Francisco, CA 94105 I (415) 778-0,100
                               www.parnassus.com


   BILATERAL NETWORKING AGREEMENT PARNASSUS FUNDS & PARNASSUS INCOME FUNDS

FUND                    TICKER        CUSIP         DATE EST.
Parnassus Fund.         PARNX         701765109         12/31/84

Parnassus Equity Income PRBLX        701769101           8/31/92
Fund -Investor Shares

parnassus Equity Income PRILX        701769408           4/28/06
Fund -Institutional Shares

Parnassus Mid-Cap Fund  PARMX        701765877           4/29/05

Parnassus Small-Cap Fund PARSX       701765869           4/29/05

Parnassus Workplace Fund PARWX       701769200           4/29/05

Parnassus Fixed-Income Fund PRFIX    701765885           8/31/92

The parties named below have executed and filed with the National Securities Clearing Corporation the standard Networking Agreement. Each party agrees to participate in Networking with the other under the terms of the Standard Agreement..

ATTEST: American United Life Insurance Company (459Z) (ZH)
        (Firm Name)                              (NSCC# & Alpha Code)

        Receive Position Files: X 1st & 3rd Friday or X 2nd & 4th Friday

        Name: /s/ Jeff Tatum              Title: Manager, Separate Accounts

        NSCC/FundServ Department Telephone: 317-285-2581

        ATTEST: Parnassus Funds Distributor for itself and on behalf of the Parnassus Funds

        /s/ William Fraser
        Director of Shareholder Services
        Parnassus Funds Distributor

                    22c-2 Shareholder Information Agreement

This SHAREHOLDER INFORMATION AGREEMENT entered into by and between Parnassus Investments (the "Fund") and American United Life Insurance Company (the "Intermediary") with an effective date of 10/13/10.


Prior to the effective date o{this Shareholder Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

1. Shareholder Information

l.a. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

l.a.i. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in l.a. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in l.a is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in l.a for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format

l.a.ii. Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

1.b. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Lb.i. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder( s) or account( s) or other agreed upon information to which the instruction relates.

l.b.ii. Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than five business days after receipt of the instructions by the Intermediary.

l.b.iii. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions from the Fund, to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

1.c Definitions. For purposes of this paragraph:

Lc.i. The term "Fund" includes the fund's principal ,underwriter and transfer agent. The term not does include any "excepted funds" as deemed in Rule 22c-2(b) under the Investment Company Act of 1940.

l.c.ii. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

l.c.iii. The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

l.c.iv. The term "written" includes electronic writings and facsimile transmissions.

1. c.V. The term "Intermediary" shall mean a "financial intermediary" as defined in Ru1e 22c-2.


I.e. vi. The term "purchase" does not include the automatic reinvestment of dividends.

Lc.vii. The term "promptly" as used in La.ii shall mean as soon as practicable but in no event later than 5 business days from the Intermediary's receipt of the request for information from the Fund or its designee.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date fIrst above written.

/s/ William Fraser
Director of Shareholder Services

Intermediary:
/s/ Terry W. Burns
AVP Products & Investments